BRF S.A.

A PUBLICLY TRADED COMPANY WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 104th/14 MEETING OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: October 6, 2014 at 8:00 a.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo via conference call. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: A majority of the members. Resolutions: 1. Sale of a Property – Authorized the sale of the Jaguaré unit in the city and state of São Paulo at Av. Escola Politécnica, 760, Jaguaré with an area of 21,430.00 m2 with edifications, as described in deed registration number 171,874 recorded at the Eighteenth Property Registration Office of the City of São Paulo, pursuant to the proposal of the Board of Executive Officers, being part of the Company’s divestment program. The Board of Executive Officers was authorized to take the necessary measures for the transfer the property including the constitution of the necessary guarantees. 2. Engagement of Related Parties – The engagement of Consultoria Falconi for the Project: Management for Guidelines, which has the objective of supporting the Company in the process of adding value and achieving goals was approved with the abstention of Director Vicente Falconi Campos and with votes against of Directors Sergio Ricardo Silva Rosa and Paulo Assunção de Sousa. The investment in the project is R$ 13.8 million. 3. Alteration in the Vice Presidency: Marketing and Innovation – The Board of Directors elected Flavia Faugeres, Brazilian, married, business administrator, resident and domiciled in the city and state of São Paulo with commercial address at Rua Hungria, 1400 – 5th floor, with ID number 17455871-5; enrolled in the tax register under number 159.738.148-90, to the position of Vice President: Marketing and Innovation – Statutory Board of Executive Officers in substitution to Sylvia de Souza Leão Wanderley. The term of office shall coincide with the other Statutory Executive Directors expiring in May 2015. The matter was approved with abstention votes. São Paulo, October 6, 2014. ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; JOSÉ CARLOS REIS MAGALHÃES NETO; EDUARDO SILVEIRA MUFAREJ; LUIZ FERNANDO FURLAN; LUIS CARLOS FERNANDES AFONSO; WALTER FONTANA FILHO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; VICENTE FALCONI CAMPOS; EDINA BIAVA, Secretary.